Exhibit 8.2
[Letterhead of Cravath, Swaine & Moore LLP]
March 7, 2008
Agreement and Plan of Merger by and among National Oilwell
Varco, Inc., NOV Sub, Inc. and Grant Prideco, Inc. dated as of
December 16, 2007
Ladies and Gentlemen:
     We have acted as counsel for Grant Prideco, Inc., a Delaware corporation (“Grant Prideco”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 16, 2007 by and among National Oilwell Varco, Inc., a Delaware corporation (“National Oilwell”), NOV Sub, Inc., a Delaware corporation and a wholly owned subsidiary of National Oilwell (“Merger Sub”) and Grant Prideco, pursuant to which Grant Prideco will merge with and into Merger Sub (the “Merger”) with Merger Sub as the surviving corporation, on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.
     We have examined (i) the Merger Agreement and (ii) registration statement on Form S-4 (the “Registration Statement”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments (the “Documents”) and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the relevant statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) certain representations to be made by officers of Grant Prideco, National Oilwell and Merger Sub will be true, complete and correct as of the Effective Time and (iv) any representations made in the Merger Agreement, if relevant, “to the best knowledge of,” or based on the belief of Grant Prideco,

National Oilwell and Merger Sub or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.
     Subject to the limitations and qualifications stated in the Registration Statement and set forth herein, we are of the opinion based on existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations, existing court decisions, and existing public rulings and other administrative interpretations, and based on our review of the Merger Agreement, the Registration Statement and the Documents, that the description of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus forming part of the Registration Statement accurately describes the material United States federal income tax consequences of the Merger under existing law.
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
     Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cravath, Swaine & Moore LLP
Grant Prideco, Inc.
     400 N. Sam Houston Pkwy. East, Suite 900
          Houston, Texas 77060